EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-100184 and 333-151500 of PNM Resources, Inc. on Form S-8 of our report dated September 14, 2007, relating to the statement of net assets available for benefits as of June 30, 2007 and the related statements of changes in net assets available for benefits for each of the two years in the period ended June 30, 2007 appearing in this Annual Report on Form 11-K of the PNM Resources, Inc. Employee Stock Purchase Plan for the year ended June 30, 2008.

/S/ DELOITTE & TOUCHE LLP

Dallas, Texas

September 26, 2008